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            Casual Male Retail Group Reports Comparable Store
         Sales Increase of 1.6% for the Third Quarter of Fiscal 2004
                        and .4% for October 2004

CANTON, Mass., November 4, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS: "CMRG" -), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, today announced its sales results for October 2004 and the third quarter of fiscal 2004.

Casual Male reported that October sales results for the Casual Male Big and Tall stores, catalog and e-commerce, for the four week period ended October 30, 2004, increased slightly to $24.7 million from $24.5 million reported for the prior year's four week period ended November 1, 2003. Comparable store sales increased 0.4% for the month. For the third quarter of fiscal 2004, sales for Casual Male increased 1.6% to $74.2 million from $73.0 million for the third quarter of the prior year. Casual Male comparable store sales increased 1.6% for the third quarter of fiscal 2004 and 5.1% for the nine months of fiscal 2004. Dennis Hernreich, Chief Financial Officer and Chief Operating Officer said, "The first two weeks of October, we were on a similar promotional calendar to last year and our comps were trending toward mid single digits. With our inventory levels in an excellent position, we made a decision to be less promotional during the final two weeks. The results from a lesser promotional posture was that Casual Male's markdown rate for October was substantially less than last year with higher gross margins, although sales were lower than expected."

"The fourth quarter of fiscal 2004 will be the first quarter during this year that we increase our direct marketing activity on a similar promotional calendar while keeping the marketing budget flat with last year levels. At the same time, we anticipate that our trend of improving gross margins will continue," said David Levin, Chief Executive Officer and President.

Casual Male will discuss its third quarter earnings on November 18, 2004 at 11:00 EST. To listen to the web cast, go to www.casualmale.com/investor and click on the third quarter earnings icon.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States and Canada, operates 495 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 44 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores and, 22 Rochester Big & Tall stores and direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."